PROXY STATEMENT SUPPLEMENT

      The following tables located on pages 9 and 11 of the Proxy Statement dated as of September 18, 1998 are restated in their entirety as set forth below.

                           EXECUTIVE COMPENSATION

      The following table shows for fiscal years ending June 30, 1998, 1997 and 1996, the cash compensation as well as certain other compensation, paid to the named executive officers.

                         SUMMARY COMPENSATION TABLE

                                                                      Long Term Compensation
                                                                    ---------------------------
                                       Annual Compensation            Awards         Payouts
                                 -------------------------------      ------         -------
                                                                    Securities
          Name and               Fiscal                             Underlying        LTIP            All Other
     Principal Position           Year     Salary($)    Bonus($)    Options(#)    Payouts($)(2)    Compensation(3)
     ------------------          ------    ---------    --------    ----------    -------------    ---------------

Thomas L. King                    1998     $516,667     $    -0-                    $ 72,380        $  770,378(5)
  Chairman of the Board           1997     $516,667     $    -0-                    $120,640        $  757,858(7)
                                  1996     $516,667     $200,000                    $134,680        $1,385,765(8)

Edward J. Trainor                 1998     $587,500     $150,000                    $ 29,260        $    8,217(6)
  President/CEO                   1997     $520,000     $125,000                    $ 39,440        $    3,198
                                  1996     $430,000     $125,000      15,000        $ 46,620        $    3,102

David R. Crichton                 1998     $318,750     $ 60,000      15,000        $ 26,180        $   11,513(6)
  Executive Vice President/       1997     $262,500     $ 55,000                    $ 48,720        $    5,696(6)
  Operations                      1996     $251,250     $ 65,000      10,000        $ 54,390        $    5,511(6)

Lindsay M. Sedwick(1)             1998     $275,277     $ 92,000                    $ 26,180        $    7,071(6)
  Senior Vice President of        1997     $257,500     $ 55,000                    $ 46,400        $    3,198
  Finance/CFO                     1996     $231,667     $ 55,000                    $ 41,440        $    3,102

Mr. Edward F. Paquette(1)         1998     $187,500     $    -0-      21,600        $    -0-        $      -0-
  Assistant to the President

Deborah A. Rosen(4)               1998     $152,500     $ 23,500       4,000        $  7,700        $    6,696(6)
  Secretary

--------------------
<F1>  Mr. Sedwick retired from the Company on June 30, 1998 and Mr. Paquette was elected Vice President/CFO effective July 1, 1998.
<F2>  LTIP Payouts reflect payments received by the named executive officers pursuant to the Company's profit improvement plan. This plan was terminated with regard to future grants in fiscal year 1996. The outstanding grants mature over five years from date of grant, vesting one third per year in the last three years of the five year term. At maturity, the increase, if any, in the earnings per share of the
      Company over the base year is accorded a price/earnings ratio of 10 and is paid to the participant in cash. There is no maximum payout.
<F3>  All other compensation includes contributions made by the Company to the Standex Employees' Stock Ownership Plan, a defined contribution plan. Estimates of the aggregate amounts contributed to this plan during fiscal 1998 were $4,217 for each of the named executive officers (excluding Mr. King and Mr. Paquette), fiscal 1997 were
      $3,198 for Messrs. Trainor, Crichton and Sedwick and during fiscal
      1996 were $3,102 for Messrs. Trainor, Crichton and Sedwick.
<F4>  Ms. Rosen was elected Secretary of the Company in October, 1997.
<F5>  This amount reflects the payments made during fiscal 1998 on two ten-
      year temporary life annuities consisting of $248,730 received pursuant to the Executive Security Program and $399,680 received pursuant to the Supplemental Retirement Plan of the Company. Also included in this column is the amount of $121,968 received pursuant to the Retirement
      Plan of the Company.
<F6>  This amount includes the dollar value of term life insurance premiums paid by the Company for Mr. Crichton-$3,296 in 1998; $2,498 in 1997;
      and $2,409 in 1996. Also included are contributions to the Company's
      401(k) Plan as follows: Mr. Trainor, $4,000; Mr. Sedwick, $3,557; Mr.
      Crichton, $4,000; and Ms. Rosen, $2,479.
<F7>  This column reflects the payments made during fiscal 1997 on two ten-
      year temporary life annuities consisting of $248,730 received pursuant to the Executive Security Program and $387,160 received pursuant to the Supplemental Retirement Plan of the Company. Also included in this column is the amount of $121,968 received pursuant to the Retirement
      Plan of the Company.
<F8>  This amount includes the following retirement benefits: $627,907 received as a one-time cash distribution pursuant to the Employees'
      Stock Ownership Plan of the Company; two ten-year temporary life annuities consisting of $248,730 received pursuant to the Executive
      Security Program and $387,160 received pursuant to the Supplemental
      Retirement Plan of the Company; and $121,968 received pursuant to the
      Retirement Plan of the Company. Upon retirement Mr. King was no longer a participant in the Company's bonus program.

                            --------------------

      The following table provides information on stock options exercised during fiscal 1998 and options outstanding on June 30, 1998.

                 AGGREGATED OPTION EXERCISES IN FISCAL 1998
                      AND FISCAL YEAR END OPTION VALUES

                                                                Number of Securities            Value of Unexercised
                                                           Underlying Unexercised Options      In-the-Money Options at
                                                                 At Fiscal Year End             Fiscal Year End($)(2)
                      Shares Acquired        Value         ------------------------------    ----------------------------
       Name           On Exercise(#)     Realized($)(1)     Exercisable    Unexercisable     Exercisable    Unexercisable
       ----           ---------------    --------------     -----------    -------------     -----------    -------------

Thomas L. King               -0-                 -0-             -0-             -0-               -0-             -0-

Edward J. Trainor            -0-                 -0-          74,800          48,200          $515,650        $274,225

David R. Crichton          2,000            $  3,625           2,800          20,200          $  4,900        $ 27,850

Lindsay M. Sedwick         1,600            $ 30,400             -0-           1,600               -0-        $ 21,800

Edward F. Paquette           -0-                 -0-             -0-          21,600               -0-        $ 40,937

Deborah A. Rosen             -0-                 -0-           1,667           7,333          $  2,708        $ 10,416

--------------------
<F1>  Value Realized equals the fair market value of underlying securities at time of exercise, minus the exercise price, multiplied by the number of shares acquired without deducting for taxes paid by the employee.
<F2>  Calculated based on June 30, 1998 market price of $29.625 less the price to be paid upon exercise.